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                                                                    Exhibit 10.4
                              EMPLOYMENT AGREEMENT



         AGREEMENT made as of the _____ day of _________________________, 1997
[date of IPO Closing] by and between AMERICAN CARD TECHNOLOGY, INC., a Delaware corporation (the "Company"), and LAWRENCE O. PERL of West Hartford, Connecticut (the "Employee").


                              W I T N E S S E T H :


         WHEREAS, Employee is employed by the Company as its Chief Executive Officer, and as a condition of closing on an initial public offering of the Company's common stock through Whale Securities L.P., Employee and the Company have required that this Employment Agreement be entered into;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties hereto agree as follows:

         (1)      Duties and Extent of Services

                  (a) The Company shall employ the Employee, and the Employee shall be employed by the Company, as its Chief Executive Officer. The Employee shall perform such duties as are assigned or delegated to him by the Board of Directors of the Company (the "Board"). Without limiting the generality of the foregoing, the Employee shall, in conjunction with the President, be responsible for the management of the overall business and operations of the Company, subject to the supervision of the Board.

                  (b) The Employee shall devote substantially all of his business time, attention and energies to the business of the Company and the performance of his responsibilities and duties and shall carry out such responsibilities and duties diligently and to the best of his abilities. The Employee recognizes that the Company is entering into this Agreement because of the Employee's expertise, skills, and talents and his agreement to devote all of such expertise, skills, and talents to the tasks assigned him pursuant to this Agreement. The Employee agrees that he shall not engage in any other business activities of any kind which would give rise to a conflict of interest for the Employee with respect to his duties and obligations to the Company.

                  (c) The Company agrees to nominate Employee to serve as a director of the Company during the Term (as hereafter defined) and to use its reasonable efforts to cause Employee to be elected a director and be retained as a director throughout the Term. Notwithstanding the foregoing, in the event that Employee should at any time during the Term not be a director, Employee shall be entitled to notice of all director meetings in the same manner as if he were a director and shall have the right to attend all director meetings.

         (2) Term. Subject to the termination rights set forth in paragraph 4 hereof, the term (the "Term") of this Agreement shall begin on the date on which an initial public offering of the Company's Common Stock is closed (the "IPO Date") and shall continue until the date which is two (2) years after the IPO Date.

         (3) Compensation; Benefits. In consideration of the Employee's rendering of services pursuant to this Agreement, Employee shall be entitled to the following compensation and benefits:

                  (a) Employee shall be paid a base annual salary of (A) One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00) during the first year of the Term, and (B) One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) during the second year of the Term, payable in equal bi-weekly installments in arrears.

                  (b) In addition, the Company shall pay the Employee an annual bonus (the "Bonus") for each year of the Term equal to fifty percent (50%) of the base annual salary for each such year if the Company has achieved the following performance objectives:

                           (i)      During the first year of the Term, gross
sales of Smart Cards (net of returns) equal or exceed $3.4 million and the pre-tax net operating loss does not exceed $1.0 million.

                           (ii)     During the second year of the Term, gross
sales of Smart Cards (net of returns) equal or exceed $31 million and the pre-tax net operating income equals or exceeds $15 million.

The Bonus shall be payable by the Company within sixty (60) days after completion of the one (1) year period for which it is determined.

                  (c) As additional consideration for the Employee's rendering of services pursuant to this Agreement, the Company may grant to the Employee an option to purchase common stock of the Company in such amounts and at such exercise prices as may be determined by the Compensation Committee.

                  (d) The Company shall reimburse the Employee for reasonable out-of-pocket expenses incurred in connection with the business of the Company.

                  (e) During the term of this Agreement, the Employee shall be entitled to paid vacation time of four (4) weeks during each calendar year.

                  (f) The Employee shall be entitled to such fringe benefits, including, but not limited to, participation in medical, dental, and life insurance plans, as are customarily provided to the senior executives of the Company as determined by the Board of Directors of the Company and as provided by the terms of the applicable benefit plans.

                  (g) In addition to the foregoing, the Company shall pay to Employee on the IPO Date, Fifty Thousand and 00/100 Dollars ($50,000.00) in accrued but unpaid salary of Employee for services rendered prior to the IPO Date.

                                       (2)

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         (4)      Termination; Severance

                  (a) Either the Company or Employee may terminate Employee's employment under this Agreement unilaterally at any time for any reason or for no reason by giving the other party sixty (60) days' advance notice of the intention to terminate.

                  (b) In addition to the termination rights in paragraph 4(a), the Company shall have the right to terminate the Employee's employment under this Agreement immediately at any time for Cause. For purposes hereof, Cause is defined to be:

                           (i)      Employee engages in deliberate misconduct
or engages in conduct which brings public obloquy upon the Company;

                           (ii)     Employee repeatedly fails (A) to perform
his obligations hereunder, or (B) to follow reasonable directions of the Board of Directors of the Company;

                           (iii)    Employee is convicted of, or pleads nolo
contendere to, any crime or offense other than a misdemeanor;

                           (iv)     Employee is repeatedly intoxicated by
alcohol or drugs during the performance of his duties; or

                           (v)      Employee breaches this Agreement in any
material way, and such breach is not cured or corrected with due diligence by Employee after written notice of such breach from the Company.

                  (c) Employee's employment shall also terminate immediately in the event of the death or disability of the Employee. For purposes hereof, "disability" of the Employee shall occur on the date on which a reasonable, good faith determination is made by the Board that, by reason of the physical or mental condition of the Employee, it is reasonably probable that the Employee will be unable to perform his duties under this Agreement for a period of at least one hundred eighty (180) days following the date of the Board's determination;

                  (d) In the event of termination of Employee's employment prior to the end of the Term, Employee shall be entitled to a lump sum severance payment payable on the date of termination as follows:

                           (i)      In the event the Employee's employment is
terminated due to Employee's death or disability, the Employee or Employee's estate shall be entitled to a payment equal to the sum of:

                                    (A)     six (6) months of the then current
base annual salary (including accrued portions),

                                    (B)     any accrued salary which has not
been paid, and

                                      (3)

                                    (C)     any expense reimbursements due and
owing to him at the time of such termination.

                           (ii)     If the Employee's employment is terminated
by the Company without Cause pursuant to paragraph 4(a), or Employee terminates his employment for Good Reason (as hereafter defined), the Employee shall be entitled to a payment equal to the sum of:

                                    (A)     the greater of (I) one (1) year of
the then current base annual salary, or (II) the total base annual salary which would be payable for the balance of the Term, and

                                    (B)     a pro rata portion of what the Bonus
for the then current term would be if sales and income performance for the year through such date of termination annualized out for the year would have resulted in a Bonus for such year, and

                                    (C)     any accrued salary which has not
been paid, and

                                    (D)     any expense reimbursements due and
owing to him at the time of such termination.

                           (iii)    In the event that Employee's employment is
terminated by the Company for Cause or is terminated by Employee voluntarily prior to the end of the Term other than for Good Reason, Employee shall not be entitled to any severance payment.

                  (e)       For purposes hereof:

                           (i)      "Good Reason" is defined to mean:

                                    (A)     the Board substantially diminishing
Employee's responsibilities and activities as set forth herein; or

                                    (B)     the Board taking action in material
breach of this Agreement; or

                                    (C)     requiring the Employee to relocate
to anywhere other than the metropolitan Miami or the metropolitan Atlanta areas; or

                                    (D)     the voluntary resignation of
Employee at any time within sixty (60) days after a Change in Control (as hereinafter defined).

                           (ii)     "Change of Control" shall mean any
transaction or series of transactions (including, without limitation, a tender offer, merger or

                                      (4)
consolidation) the result of which is that any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than the Employee, Raymond Findley, Jr., Raymond Roncari, and Harold Rothstein, or trusts for the benefit of any of the foregoing or their respective families, and any "person" or "group" solicited by any of such persons:

                                    (A)     becomes the beneficial owner of more
than 50% of the total aggregate voting power of all classes of the voting stock of the Company and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis; or

                                    (B)     acquires all or substantially all of
the assets of the Company.

                  (f) Upon termination or expiration of the term of this Agreement, the Employee shall promptly return to the Company any Company property in his possession or under his control, including, but not limited to, documents, equipment, disks, tapes and keys.

                  (g) Termination of this Agreement shall have no effect on the rights and obligations of the parties pursuant to paragraph 5 hereof.

         (5)      Confidential Information; Covenant Not to Compete

                  (a) The Employee acknowledges that the Company's business is conducted in world-wide markets and that, in the course of performing his responsibilities and duties pursuant to this Agreement, he will obtain knowledge of, information relating to, and will develop at the Company's expense, Confidential Information (as hereinafter defined) which, if disclosed to competitors of the Company, would cause substantial injury to the Company. The Employee therefore acknowledges the Company's legitimate need to prevent disclosure and use of Confidential Information and that, but for the covenants of the Employee set forth in this Paragraph 5, the Company would not be willing to enter into this Agreement.

                  (b) The Employee agrees that he shall not, at any time during or after the term of his employment by the Company, disclose to any person, firm or corporation, or use for any purpose other than in connection with the performance of his responsibilities and duties under this Agreement, any proprietary information or other confidential information relating to the business of the Company, including, but not limited to, technology, know-how, trade secrets, techniques, client or customer lists, details of client or customer contracts or relationships, pricing policies, operational methods, or marketing plans or strategies (collectively, "Confidential Information"). The Employee agrees that upon expiration or termination of his employment by the Company he shall promptly return to the Company all property of the Company, including, but not limited to, all Confidential Information and all documents, recordings and other materials describing, evidencing or otherwise relating to Confidential Information. Employee acknowledges that any and all intellectual property related to the business of the Company is the property of the Company and Employee has no rights therein.

                  (c) The Employee agrees that during the term of his employment by the Company, he will not, directly or indirectly, own, operate, manage, join, control or

                                      (5)
participate in the ownership, management, operation or control of, or be employed by, render aid or advice to, or otherwise be associated with, any person, firm, corporation or other organization that is engaged anywhere in the world in the business of developing, manufacturing, marketing, selling, or distributing Smart Cards or Smart Card related systems (the "NonCompete Covenant").

                  (d) In the event that Employee's employment is terminated by the Company for Cause or is terminated by Employee voluntarily prior to the end of the Term other than for Good Reason, Employee shall be bound to the Non-Compete Covenant for a period of two (2) years following the date of his employment termination.

                  (e)      (i)      In the event that Employee's employment is
terminated due to expiration of the Term, due to termination by the Company during the Term other than for Cause, or due to voluntary termination by Employee for Good Reason, then the Company shall have the option to bind Employee to the NonCompete Covenant for two years after the termination of his employment by electing to do so and agreeing to pay to Employee the NonCompete Consideration (as hereafter defined) in equal monthly installments over the two year period. To make such election, the Company shall give Employee notice of such election (which shall include an agreement to pay the NonCompete Consideration) by no later than the Election Date (as hereafter defined). Failure to give such notice by the Election Date shall be deemed an election by the Company to not bind Employee to the NonCompete Covenant for the two year period following employment termination. In the event that the Company shall default in its payment of any installment of the NonCompete Consideration, Employee shall be relieved from the NonCompete Covenant, in addition to any other rights and remedies which Employee may have.

                           (ii)     For purposes hereof, the NonCompete
Consideration is the amount equal to (A) two times the current base annual salary being paid to Employee on the day prior to the date of termination, less
(B) the amount of any lump sum severance payment to which Employee is entitled under paragraph 4(d) hereof.

                           (iii)    For purposes hereof, the "Election Date" is:

                                    (A)     if employment termination is due to
expiration of the Term, such date is the date which is three (3) months prior to the date on which the Term expires;

                                    (B)     if employment termination is due to
termination by the Company during the Term other than for Cause, or due to voluntary termination by Employee for Good Reason, such date is the date which is ten (10) days after the Company or Employee, as the case may be, gives notice of such termination.

                  (f) Employee agrees that during the term of his employment by the Company and for a period of two (2) years immediately following the termination of his employment for any reason, Employee will not directly or indirectly, for himself or on behalf of, or in conjunction with any other person, persons, company, partnership, corporation or business entity, hire or employ any current employees or personnel of the Company or induce or entice any such person to leave the employ of the Company without the prior written consent of the Company.

                                      (6)

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                  (g) Reference to the Company as used in this paragraph 5 shall include any subsidiary or affiliate or successor in interest to the Company or any such subsidiary or affiliate.

                  (h) If the Employee breaches, or threatens to commit a breach of, any of the provisions of paragraph 5 hereof (the "Restrictive Covenants"), the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, including but not limited to the right to entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not continuing, of any of the Restrictive Covenants, it being acknowledged and agreed by the Employee that any breach or threatened breach of any of the Restrictive Covenants would cause irreparable and continuing injury to the Company and that money damages would not provide an adequate remedy to the Company. The foregoing right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

                  (i) The Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. The Company and the Employee further acknowledge and agree that if any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable for any reason, that it is clearly the intent of the parties that the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portions. No provision herein shall be dependent upon the validity of any other provision.

         (6)      Miscellaneous

                  (a) All notices sent pursuant to this Agreement shall be in writing, and shall be deemed duly given if delivered personally or sent by certified mail, return receipt requested, to the parties at their last known addresses.

                  (b) This Agreement is governed by and is to be enforced according to the laws of the State of Georgia and shall not be modified or any provision waived unless in writing signed by the parties. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate as or be construed as a waiver of any subsequent breach.

                  (c) Notwithstanding any provision contained in this Agreement to the contrary, the Employee's obligations set forth in paragraph 5 hereof shall survive the expiration or termination of this Agreement or the Employee's employment by the Company for any reason, except as otherwise specifically set forth herein.

                  (d) This Agreement is the entire agreement of the parties and expressly supersedes all previous agreements, expressions or discussions between the parties or any affiliate of the parties.

                                      (7)

                  (e) This Agreement shall be binding upon the parties and their heirs, executors, administrators, successors, and assigns. Notwithstanding the foregoing, this Agreement is entered into by the Company in consideration of the personal expertise and skills of the Employee and, accordingly, the Employee may not assign or delegate any obligation, right, or interest contained in this Agreement. The Employee acknowledges and agrees that the Company's rights hereunder may be assigned by the Company to any person or entity, and in the event of such assignment, the Employee agrees that the Employees shall continue to be bound by the covenants set forth herein and such assignee shall thereafter be deemed the "Company" hereunder.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


WITNESSES:


______________________________
                                            ______________________________
                                            Lawrence O. Perl
______________________________





                                                (signatures continued next page)
                                            AMERICAN CARD TECHNOLOGY, INC.

______________________________
                                            By   ______________________________
                                                 Raymond Findley, Jr.
______________________________                   Its President


                                       (8)